UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2009

ITC Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-32576	32-0058047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27175 Energy Way, Novi, Michigan		48377
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-946-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2009, the Board of Directors of ITC Holdings Corp. (the "Company") appointed Edward M. Rahill to the newly-created position of President of ITC Grid Development, LLC ("ITC Grid Development"), a wholly-owned subsidiary of the Company. Mr. Rahill’s appointment is effective as of April 6, 2009. Mr. Rahill will manage ITC Grid Development and its subsidiaries and will be responsible for identifying, developing and implementing new business opportunities including new projects, partnerships and acquisition opportunities. Mr. Rahill joined the Company as Chief Financial Officer in 2003 and oversaw the Company’s rapid transition from a privately-held venture to a public corporation in 2005. Mr. Rahill currently serves as Senior Vice President and Chief Financial Officer of the Company, where he has managed the business activities of ITC Grid Development while simultaneously acting as the Chief Financial Officer of the Company. Mr. Rahill will continue in his role as Senior Vice President of the Company. In connection with the change in responsibilities, Mr. Rahill will receive an increase in annual base salary from $280,000 to $300,000. All other aspects of Mr. Rahill’s compensation remain unchanged.

Also on March 31, 2009, the Board of Directors appointed Cameron M. Bready as Senior Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Bready’s appointment is effective as of April 6, 2009. Mr. Bready, age 37, will be responsible for the Company’s accounting, finance, treasury, investor relations and other related functions. Prior to this appointment, Mr. Bready served for one and a half years as Vice President of Finance at Northeast Utilities in Hartford, Connecticut, where he was responsible for the financial assessment and structuring of Northeast Utilities’ Federal Energy Regulatory Commission-regulated transmission and state regulated distribution infrastructure investments in the northeast. Mr. Bready also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions. Prior to his employment with Northeast Utilities, Bready served for seven and a half years in various senior management positions at Mirant Corporation, a publicly traded wholesale electricity generator based in Atlanta, Georgia, and also worked for six years as a senior manager in the Transaction Advisory practice at Ernst & Young LLP and as an audit manager at Arthur Andersen LLP. Mr. Bready is a Certified Public Accountant.

Upon his appointment, Mr. Bready will receive a signing bonus of $50,000 and a grant of restricted shares under the Company’s Amended and Restated 2006 Long Term Incentive Plan ("LTIP") with a fair market value (as determined under the LTIP) equal to $500,000. The Company has agreed to pay him an additional bonus of $112,000 (and to reimburse him for applicable taxes) to compensate him for amounts required to be repaid to his former employer due to his departure from that company prior to completion of a designated retention period. The Company is also providing Mr. Bready with a relocation package, which includes home sale assistance, home finding assistance, home equity advance, duplicate home owning expenses, home purchase closing cost assistance, movement and storage of household goods and temporary living.

Mr. Bready will receive an annual base salary of $300,000. Mr. Bready will also be eligible to receive an annual cash bonus with a target value equal to his annual base salary with a multiplier of up to two times his annual base salary on the same terms as other executive officers of the Company. Like the Company’s other executive officers, Mr. Bready will participate in annual equity grants under the LTIP. Mr. Bready’s awards will have a target value based on the same percentage of his salary as executive officers of the Company other than its chief executive officer, 70% of which value will be in the form of options and 30% in restricted stock. Mr. Bready will also be eligible for perquisites and other benefits on a basis comparable to the Company’s other executive officers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 ITC Holdings Corp. Press Release dated April 6, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC Holdings Corp.

April 6, 2009	By:	Daniel J. Oginsky

Name: Daniel J. Oginsky
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	ITC Holdings Corp. Press Release dated April 6, 2009